UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 11, 2005

Cellegy Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-26372	82-0429727
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Marina Boulevard, Suite 300 Brisbane, California		94005
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 616-2200

349 Oyster Point Boulevard, Suite 200

South San Francisco, CA 94080

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement

As disclosed in a press release on April 11, 2005, Cellegy Pharmaceueticals, Inc. entered into a settlement agreement dated April 11, 2005, and related documents with PDI, Inc. resolving the lawsuits that the companies had filed against each other relating to an exclusive license agreement for Cellegy’s Fortigel(TM) (testosterone gel) product candidate in North American markets. Trial was scheduled to begin in May 2005.  The settlement agreement will result in return of all product rights to Cellegy, payment of certain amounts over time to PDI, and the dismissal of all pending litigation.

The December 2002 license agreement related to commercialization of Fortigel, Cellegy’s testosterone gel product candidate for the treatment of male hypogonadism in North American markets.  Under the terms of the agreement, PDI was responsible for the marketing and sale of Fortigel, if regulatory authorities approved the product.  Cellegy received a payment of $15.0 million upon signing the agreement and was entitled to receive a milestone payment on FDA approval and royalties following a successful product launch.  In July 2003, the FDA issued a Not Approvable letter for Cellegy’s New Drug Application relating to Fortigel.  In December 2003, following earlier notices from PDI and mediation proceedings, Cellegy and PDI both initiated legal proceedings against each other relating to the agreement.  PDI asserted several claims relating to the agreement, including the assertion that Cellegy breached several provisions of the agreement and failed to disclose relevant facts.  PDI claimed several kinds of alleged damages, including return of the initial $15 million license fee that PDI paid to Cellegy when the agreement was signed.  Cellegy’s action sought, among other things, a declaration that it had fully complied with the license agreement and that PDI’s claims were without merit.

Under the settlement agreement, the license agreement will be terminated and all product rights will revert to Cellegy. Cellegy paid $2 million to PDI upon signing the settlement agreement.

Cellegy also issued a $3 million secured promissory note to PDI, payable in 18 months, with earlier payments of amounts owed under the note required to be made to the extent of 50% of licensing fees, royalties or milestone payments (or, in each case, other payments in the nature thereof) received by Cellegy under Cellegy’s agreements or arrangements with respect to Cellegy’s Tostrex® (testosterone gel) and Rectogesic® (nitroglycerin ointment) products in territories outside of North America, 50% of licensing fees, royalties or milestone payments (or, in each case, other payments in the nature thereof) received by Cellegy under Cellegy’s agreements or arrangements with respect to Fortigel licensees in North American markets, and 10% of proceeds received by Cellegy in excess of $5 million from financing transactions.  These various payments will be made until the amount owed under the note is paid in full.  Cellegy’s obligations under the note are secured by a security interest in favor of PDI in Cellegy’s interests in the payments described above and any proceeds therefrom (and certain related collateral).  Amounts owed under the note may be accelerated upon an event of default, which include (but are not limited to) certain kinds of bankruptcy filings or certain related actions or proceedings, an

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uncured material breach of Cellegy’s obligations under the note, the security interest no longer being a valid, perfected, first priority security interest, and a default in indebtedness of Cellegy with an aggregate principal amount in excess of $2 million that results in the maturity of such indebtedness being accelerated before its stated maturity.

Cellegy also issued to PDI a $3.5 million principal amount senior convertible note due April 11, 2008.  Cellegy may redeem the note at any time before the maturity date upon not less than 30 or more than 60 days notice to PDI, at a redemption price equal to the principal amount; if Cellegy delivers such a redemption notice, PDI may convert the note into shares of Cellegy common stock at a price of $1.65 per share.  In addition, after the 18 month anniversary of the debenture, PDI may convert the note into Cellegy common stock at a price of $1.65 per share.  If Cellegy does redeem the note within the first 18 months, then Cellegy has agreed to file a registration statement relating to possible resale of any shares issued to PDI after 18 months.  As long as amounts are owed under the note, Cellegy has agreed not to incur or become responsible for any indebtedness that ranks contractually senior or pari passu in right of payment to amounts outstanding under the note.  Events of default under the senior note are generally similar to events of default under the secured note.

Item 2.03       Creation of a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement of a Registrant

See the disclosure in Item 1.01 above concerning the $3 million secured promissory note to PDI and the $3.5 million principal amount senior convertible note due April 11, 2008 to PDI, which disclosure is hereby incorporated into this Item by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLEGY PHARMACEUTICALS, INC.

Date: April 14, 2005	By:	/s/ Robert J. Caso
Robert J. Caso
Vice President, Finance
(Duly Authorized Officer)

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